Exhibit 10(e)

Executive Cash Bonus Program

     Westamerica Bancorporation’s (the Company’s) executive compensation program includes salary, annual cash bonuses, long-term stock grants, and Company contributions to non-qualified compensation plans. This description relates to the annual cash bonus element of that program. Stock grant programs and non-qualified compensation plans have been approved by shareholders and are discussed in the “Executive Compensation” and “Other Arrangements” sections of the Company’s Proxy Statement dated March 17, 2003, which has been filed with the Commission pursuant to Regulation 14A.

     The most senior executives participate in the “Group I” or “Senior Management” portion of the program. The Group I program includes annual cash bonuses which are in the range of 35% — 70% of salary if established goals are met. Each position has a designated target within these ranges, with the CEO having the highest percentage and other senior managers at lower points in the range. Other selected senior managers participate in the “Group II” or Management” portion of this program. The Group II program includes annual cash bonuses which are targeted in the range of 10% — 30% of salary if established goals are met.

     The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) selects participants for these plans based on recommendations by the Chief Executive Officer (“CEO”). As part of the budgeting process, the Board establishes annual corporate performance objectives. During the first quarter of each year, based on a review with the CEO of corporate and individual performance for the year just completed, the Compensation Committee makes the final decision on actual individual cash bonuses.

     Actual cash bonuses depend on achievement of corporate and other objectives. Weighting of objectives varies by position, with more weight on corporate performance for Group I employees. Failure on a significant element of performance may result in no bonus. This program is established, governed, and may be modified from time to time by the Compensation Committee.